Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com
Mark E. Yale Executive V.P., CFO 614.887.5610 myale@glimcher.com	Lisa A. Indest Senior V.P., Finance and Accounting 614.887.5844 lindest@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, June 12, 2012

GLIMCHER ANNOUNCES PLANNED ACQUISITION OF
THE MALIBU LUMBER YARD IN MALIBU, CALIFORNIA

COLUMBUS, OH - June 12, 2012 - Glimcher Realty Trust (NYSE: GRT), one of the country's premier retail REITs, today announced plans to acquire The Malibu Lumber Yard, an outdoor retail center located in Malibu, California. The Malibu Lumber Yard is a two-story, 31,441 square foot specialty retail center located along the Pacific Coast Highway. Tenant sales at The Malibu Lumber Yard average more than $1,000 per square foot, and the center is currently 84% leased. The property features numerous upscale boutiques found only in the most desirable areas, such as James Perse, Tory Burch, Intermix, Alice & Olivia, J.Crew-at-the-Beach, and Quicksilver Girls.

The purchase price for the center will be approximately $35.5 million with the Company expecting to fund the acquisition through availability on its corporate credit facility. The transaction is expected to close later this month and is subject to customary closing conditions.

“The Malibu Lumber Yard is an attractive asset due to the exceptional tenant mix, sales productivity and one-of-a-kind location. The retail property offers high productivity in excess of $1,000 per square foot and outsized NOI growth potential as we stabilize the occupancy of the center,” said Michael P. Glimcher, Chairman of the Board and CEO.”

The Malibu Lumber Yard was built in 2009 and is situated in a highly visible location along southern California's picturesque coastline in the prestigious seaside community of Malibu. The property is surrounded by exceptionally affluent residential communities including Calabasas, Agoura Hills, and Westlake Village. Average annual household income within a 10-mile radius of the property is $163,000, more than two times higher than the national average.

“In the current market, we continue to see growth opportunities in upscale and highly productive retail centers like The Malibu Lumber Yard. This acquisition is consistent with our strategy of adding premier assets at the top of our portfolio while seizing opportunities to continue expanding our relationships with desirable tenants,” added Mr. Glimcher.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of retail properties. Glimcher's retail properties include open-air centers, enclosed regional malls and outlet properties. Glimcher owns interests in and manages 27 Properties with total gross leasable area totaling approximately 21.6 million square feet.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust's Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market. Glimcher® is a registered trademark of Glimcher Realty Trust.